Exhibit 10.1

SECOND AMENDMENT
TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of August 15, 2012, by and between SILICON VALLEY BANK (“Bank”) and ACTIVE POWER, INC., a Delaware corporation (“Borrower”), with its principal place of business at 2128 W Braker Lane BK 12, Austin, TX 78758.

Recitals

A.           Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of August 5, 2010 as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 5, 2012 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.           Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.           Borrower has requested that Bank amend the Loan Agreement to (i) extend the maturity date; (ii) revise the borrowing base calculations; (iii) revise the streamline calculation and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.           Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1           Section 2.1.1 (Financing of Accounts).  Section 2.1.1 of the Loan Agreement hereby is amended and restated to read as follows:

“2.1.1      Financing of Accounts.

(a)           Availability.

(i)            Subject to the terms of this Agreement, so long as no Advances with respect to Aggregate Eligible Receivables are outstanding, Borrower may request that Bank finance specific Eligible Accounts.  Bank may, in its good faith business discretion, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the applicable Advance Rate multiplied by the face amount of the Eligible Account.  Bank may, in its sole discretion, change the Advance Rate for a particular Eligible Account on a case by case basis.

(ii)           Subject to the terms of this Agreement, so long as no Advances with respect to Eligible Accounts are outstanding pursuant to Section 2.1.1(a)(i), and provided that a Streamline Period is in effect, Borrower may request that Bank finance Eligible Accounts on an aggregate basis (the “Aggregate Eligible Receivables”).  Bank may, in its good faith business discretion, finance Aggregate Eligible Receivables by extending credit to Borrower in an amount equal to the result of the applicable Advance Rate for Eligible Accounts multiplied by the face amount of that portion of the Aggregate Eligible Receivables that constitutes Eligible Accounts.  Bank may, in its sole discretion, change the Advance Rate for the Aggregate Eligible Receivables on a case by case basis.

(iii)           Any extension of credit made pursuant to the terms of subsections (i) or (ii) above shall hereinafter be referred to as an “Advance”.  When Bank makes an Advance, the Eligible Account or Aggregate Eligible Receivable each become a separate “Financed Receivable”.

(iv)           Intentionally Omitted.

(v)           For sake of clarity, Borrower may not have Advances based upon Eligible Accounts outstanding at the same time that Advances based upon Aggregate Eligible Receivables are outstanding.

(b)           Maximum Advances.  The aggregate amount of all Advances outstanding at any time may not exceed the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000) or (B) the applicable Advance Rate multiplied by the face amount of Eligible Accounts plus the Inventory Availability Amount less the sum of all outstanding Advances and Inventory Advances, less the FX Reduction Amount.  The aggregate amount of Advances made with respect to Eligible Foreign Accounts shall not exceed Five Million Dollars ($5,000,000) at any time.  The aggregate amount of Advances made with respect to Eligible 91-120 Day Aged Accounts shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time.  The aggregate amount of Advances made with respect to Eligible 91-120 Day Aged Accounts and Inventory Advances shall not exceed fifty percent (50%) of the aggregate amount of all outstanding Advances and Inventory Advances at any time.  If, at any time, the outstanding Credit Extensions exceed the foregoing limitations, Borrower shall immediately pay such excess to Bank.

(c)           Borrowing Procedure.  Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C signed by a Responsible Officer for each Advance it requests, accompanied by an accounts receivable aging, a purchase order report and a Borrowing Base Certificate in the form attached hereto as Exhibit D, with respect to requests for Advances based upon Aggregate Eligible Receivables (with the amount of such Aggregate Eligible Receivables to be calculated as of the last day of the most recent Reconciliation Period), or by invoices, with respect to requests for Advances based upon Eligible Accounts.  Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal.  In addition, upon Bank’s request, Borrower shall deliver to Bank any contracts, purchase orders, or other underlying supporting documentation with respect to such Eligible Account.

(d)           Credit Quality; Confirmations.  At any time when a Streamline Period is not in effect (or, if a Streamline Period is in effect, at any time when Advances are outstanding or have been requested pursuant to Section 2.1.1(a)(i)), Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account.  At any time when a Streamline Period is not in effect, or, if a Streamline Period is in effect at any time when Advances are outstanding or have been requested pursuant to Section 2.1.1(a)(i)), Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e)           Accounts Notification/Collection.  At any time when a Streamline Period is not in effect (or, if a Streamline Period is in effect, at any time when Advances are outstanding or have been requested pursuant to Section 2.1.1(a)(i)), Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account.

(f)           Maturity.  This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(g)           Suspension of Advances.  Borrower’s ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

(h)           Early Termination Fee.  This Agreement may be terminated prior to the Maturity Date as follows:  (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.  If this Agreement is terminated with respect to Advances on or prior to the first anniversary of the Second Amendment Effective Date (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non refundable termination fee in an amount equal to Sixty Two Thousand Five Hundred Dollars ($62,500) (the “Early Termination Fee”).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.  Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank closes on the refinance and re-documentation of the Advances under this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

In addition, at any time when a Streamline Period is not in effect, any and all Advances made by Bank thereafter shall be made by Bank in its sole discretion in each instance, and Bank shall have no commitment or obligation to finance any Accounts during such time.  Accordingly, there shall not be any recourse to Bank, nor liability of Bank, on account of any delay in Bank’s making of, and/or any decline by Bank to make, any loan or advance requested hereunder.”

2.2           Section 2.1.2 (Inventory Sublimit).  Section 2.1.2(c) of the Loan Agreement hereby is amended and restated to read as follows:

“(c)           Interest Rate for Inventory Sublimit.  The Financed Inventory Balance shall accrue interest at a per annum rate equal to (i) one and one quarter percent (1.25%) above the Prime Rate at all times when a Streamline Period is in effect and (ii) three and one half percent (3.50%) above the Prime Rate at all times when a Streamline Period is not in effect.  Notwithstanding the foregoing, at Bank’s election upon the occurrence and during the continuance of an Event of Default, the Inventory Advances shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto.  Payment or acceptance of the increased interest rate provided in this Section is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.”

2.3           Section 2.1.3 (Letters of Credit Sublimit).  Section 2.1.3 of the Loan Agreement hereby is amended and restated to read as follows:

“2.1.3      Foreign Exchange.  Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract.  The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times Five Hundred Thousand Dollars ($500,000).  The amount otherwise available shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will accrue interest at the interest rate applicable to Advances.”

2.4           Section 2.1.4 (Cash Management Services Sublimit).  Section 2.1.4 of the Loan Agreement hereby is amended and restated to read as follows:

“2.1.4     Intentionally Omitted.”

2.5           Section 2.1.5 (Aggregate Advance Limits).  Section 2.1.5 of the Loan Agreement hereby is amended and restated to read as follows:

“2.1.5      Intentionally Omitted.”

2.6           Section 2.2.2 (Facility Fee).  Section 2.2.2 of the Loan Agreement hereby is amended and restated to read as follows:

“2.2.2      Facility Fee.  A fully earned, non-refundable facility fee of Sixty Two Thousand Five Hundred Dollars ($62,500)  is due upon the Second Amendment Effective Date and a fully earned, non-refundable facility fee of Sixty Two Thousand Five Hundred Dollars ($62,500) is due upon the first anniversary of the Second Amendment Effective Date (the “Facility Fees”).”

2.7           Section 2.2.3 (Aggregate Advance Limits).  Section 2.2.3 of the Loan Agreement hereby is amended and restated to read as follows:

“2.2.3      Finance Charges.  In computing Finance Charges on the Obligations under this Agreement (other than Inventory Advances), all Collections received by Bank shall be deemed applied by Bank on account of the Obligations (i) three (3) Business Days after receipt of the Collections when a Streamline Period is not in effect or (ii) on the same day as receipt of Collections when a Streamline Period is in effect.   Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance.  If a Streamline Period is in effect, the Finance Charge for all Eligible Accounts is payable on the first day of each month.  If a Streamline Period is not in effect, the Finance Charge is payable (i) with respect to an Eligible Account, when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  Upon the occurrence and during the continuance of an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum effective at Bank’s election upon the occurrence of such Event of Default.  In the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges earned by Bank in such Reconciliation Period.   Such additional Finance Charge shall be payable on the first day of the next Reconciliation Period.”

2.8           Section 2.3.1 (Repayment).  Section 2.3.1 of the Loan Agreement hereby is amended and restated to read as follows:

“2.3.1     Repayment.   If a Streamline Period is in effect, Borrower will repay each Advance on the Maturity Date.   If a Streamline Period is not in effect, Borrower will repay each Advance on the earliest of: (a) the date on which payment is credited by the Bank for the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or (e) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.  Borrower may prepay any Advances hereunder at any time without premium or penalty.”

2.9           Section 2.3.2 (Repayment on Event of Default).  Section 2.3.2 of the Loan Agreement hereby is amended and restated to read as follows:

“2.3.2     Repayment on Event of Default.  When an Event of Default has occurred and is continuing, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances and Inventory Advances.  The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding, each Inventory Advance then outstanding and all accrued Finance Charges, Termination Fee, Collateral Handling Fee, attorneys’ and professional fees, court costs and expenses, and any other Obligations.”

2.10         Section 4.1 (Grant of Security).  The following new paragraphs hereby are added to the end of Section 4.1 of the Loan Agreement as follows:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement); provided, however, that notwithstanding the foregoing, Bank Services consisting of foreign exchange services pursuant to Section 2.1.3 hereof, shall not be cash secured for so long as the Streamline Period is in effect.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred percent (100%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit.”

2.11         Section 5.3 (Financed Receivables).  Sections 5.3(a) and 5.3(e) of the Loan Agreement hereby are amended and restated to read as follows:

“(a)           Such Financed Receivable is an Eligible Account;”

“(e)           Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;”

2.12         Section 6.2 (Financed Receivables).  Sections 6.2(e), 6.2(f) and 6.2(g) of the Loan Agreement hereby are amended and restated to read as follows:

“(e)           Provide Bank with, as soon as available, but no later than thirty (30) following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, an inventory report and a Deferred Revenue Report.

(f)           Provide Bank with, as soon as available, but no later than (i) thirty (30) days following the last day of each month when a Streamline Period is in effect or (ii) fifteen (15) days after the fifteenth (15th) and last day of each month when a Streamline Period is not in effect, a Borrowing Base Certificate in the form attached hereto as Exhibit C.

(g)           Immediately upon a Streamline Period terminating, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account.”

2.13         Section 6.7 (Liquidity).  Section 6.7 of the Loan Agreement hereby is amended and restated to read as follows:

“6.2           Liquidity.  Borrower shall maintain at all times, to be tested as of the last day of each month, a Liquidity Ratio of not less than 1.25 to 1.00.”

2.14         Section 9.1 (Rights and Remedies).  Sections 9.1(c), 9.1(i) and 9.1(j) of the Loan Agreement hereby are amended and restated in their entireties; and a new 9.1(k) hereby is added to Section 9.1; in each case to read as follows:

“(c)           For any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred ten percent (110%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;”

“(i)           Demand and receive possession of Borrower’s Books;

(j)            Terminate any FX Contracts; and

(k)            Exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided by the Code (including disposal of the Collateral pursuant to the terms thereof).”

2.15         Section 12.9 (Survival).  Section 12.9 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“12.9      Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, obligations in respect of Bank Services that have been cash collateralized in accordance with Section 4.1 and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements, and the obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.”

2.16         Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement hereby are added or amended and restated in their entirety and replaced with the following:

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Advance Rate” is with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor.

“Advance Request and Invoice Transmittal” shows Eligible Accounts and/or Aggregate Eligible Receivables, which Bank may finance, and (a) with respect to requests for Advances based upon Eligible Accounts, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number, and (b) with respect to requests for Advances based upon Aggregate Eligible Receivables, includes (i) the current outstanding amount of Advances made based upon Aggregate Eligible Receivables, and (ii) the amount of Aggregate Eligible Receivables available to be financed.

“Applicable Rate” is (a) at all times when a Streamline Period is in effect for Advances made with respect to Eligible Accounts a per annum rate equal to the Prime Rate plus one and one quarter percent (1.25%) and (b) at any time when a Streamline Period is not in effect for Advances made (i) with respect to Eligible Accounts (other than Eligible 91-120 Day Aged Accounts) a per annum rate equal to the Prime Rate plus one and three quarters percent (1.75%) and (ii) Eligible 91-120 Day Aged Accounts a per annum rate equal to the Prime Rate plus two percent (2.00%).

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Credit Extension” is any Advance, Inventory Advance, FX Forward Contract or any other extension of credit by Bank for Borrower’s benefit.

“Eligible 91-120 Day Aged Accounts” are Accounts that the Account Debtor has paid after ninety (90), but within one hundred twenty (120), days of invoice date regardless of invoice payment period terms; but that are otherwise Eligible Accounts, and that are Accounts in which Bank has a perfected, first priority security interest.

“Eligible Inventory” means Inventory that meets all of Borrower’s representations and warranties in Section 5.11 and is otherwise acceptable to Bank in all respects but specifically excluding finished flywheels.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Eligible Account, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Liquidity Ratio” means a ratio of (i) unrestricted cash, cash equivalents and marketable securities, in each case, on which Bank has a perfected security interest, plus the aggregate amount of Eligible Accounts to (ii) all Indebtedness (other than Indebtedness which is cash secured to the Bank’s reasonable satisfaction) owing from Borrower to Bank.

“Loan Documents” are, collectively, this Agreement, the UK Secured Guaranty Documents, the Perfection Certificate, any Bank Services Agreement, the IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified from time to time.

“Maturity Date” is August 5, 2014.

“Second Amendment Effective Date” means August 15, 2012.

“Streamline Period” means any period of time during which Borrower maintained a Liquidity Ratio of greater than or equal to 1.75:1.00 at all times for at least sixty (60) consecutive days; provided that (i) a Streamline Period will automatically be in effect if Borrower achieves a Liquidity Ratio of greater than or equal to 1.75:1.00 as a result of the sale of Borrower’s equity securities and (ii) Bank reserves the right to calculate the Liquidity Ratio on a pro forma basis.

2.17           Section 13 (Definitions).  Subsections (a), and (d) of the defined term “Eligible Accounts” in Section 13.1 of the Loan Agreement hereby is amended and restated to read as follows:

“(a)           Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms, other than Eligible 91-120 Day Aged Accounts;”

“(d)           (x) At all times when a Streamline Period is in effect, Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five (35%) of all Accounts (except for Accounts of Hewlett Packard, for which such percentage shall be (i) forty five percent (45%) from the Second Amendment Closing Date through December 31, 2012 and (ii) forty percent (40%) thereafter), for the amounts that exceed that percentage, unless Bank approves in writing; and (y) at any time when a Streamline Period is not in effect, no concentration limit shall be imposed;”

2.18           Section 13 (Definitions).  The following terms found in Section 13.1 of the Loan Agreement hereby are deleted:

“Cash Management Services”; “Eligible Purchase Orders”; “Financed Purchase Order Balance”; “Letter of Credit Application”; “Letter of Credit Reserve”; “Net Cash” and “Purchase Orders”.

2.19           Exhibit C to the Loan Agreement hereby is replaced with Exhibit C attached hereto.

3.             Limitation of Amendments.

3.1           The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2           This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1           Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2           Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3           The organizational documents of Borrower delivered to Bank on the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7           This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.             Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto; (b) the due execution and delivery to Bank of (i) updated Borrowing Resolutions for Borrower and (ii) a confirmation with respect to the UK Secured Guaranty Documents; (c) Borrower’s payment of the amounts due on the Second Amendment Effective Date pursuant to Section 2.2.2 of the Loan Agreement, as amended hereby, which may be debited from any of any Borrower’s accounts wit Bank; and (d) Borrowers’ payment of all Bank Expenses, which may be debited from any Borrower’s accounts with Bank.

[Balance of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Active Power, Inc.

By:	/s/ Philip A. Wright	By:	s/ John Penver
Name:	Philip A. Wright	Name:	John Penver
Title:	Relationship Manager	Title:	Chief Financial Officer

[Signature Page to Second Amendment to Second Amended and Restated Loan and Security Agreement]

EXHIBIT B

SPECIALTY FINANCE DIVISION
Compliance Certificate

I, an authorized officer of ACTIVE POWER, INC.  (“Borrower”) certify under the Second Amended and Restated Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment of the amount financed is not contingent on any obligation or contract and Borrower has fulfilled all its obligations to receive such payment as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower,  is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower that have been disclosed to Bank in writing;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with laws.  Borrower and each Subsidiary has timely filed all required material tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Board approved financial projections	On or prior to 12/31	Yes No
A/R and A/P Aging, inventory report, Deferred Revenue Report, report of purchase orders	Monthly within 30 days	Yes No
Borrowing Base Certificate	Monthly within 30 days when on Streamline, Bi-monthly within 15 days when not on Streamline	Yes No

Financial Covenant	Required	Actual	Complies

Liquidity Ratio	1.25 to 1.00	______ to 1.00	Yes No

Streamline Calculation
Liquidity Ratio	1.75 to 1.00	______ to 1.00	Yes No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

ACTIVE POWER, INC.	AGENT USE ONLY

Received by:
By:		authorized signer
Name:	Date:
Title:
Verified:
authorized signer
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated:	____________________

I.	Liquidity (Section 6.7)

Required:	1.25:1.00

Actual:

A.	Unrestricted cash, Cash Equivalents and marketable securities	$ _________
B.	Eligible Accounts	$ _________
C.	Liquidity (line A plus line B)	$ _________
D.	Indebtedness
E.	Liquidity Ratio (Line C divided by Line D)

Is line E equal to or greater than 1.25:1.00?

____________ No, not in compliance	_______________ Yes, in compliance

EXHIBIT C

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

Borrower: ACTIVE POWER, INC.	Date: August __, 2012
Bank: SILICON VALLEY BANK

I hereby certify as follows, as of the date set forth above:

1.  I am the Secretary, Assistant Secretary or other officer of the Borrower.  My title is as set forth below.

2.  Borrower’s exact legal name is set forth above.  Borrower is a corporation existing under the laws of the State of
Delaware.

3.  Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above.  Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.  The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action).  Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
□
□
□
□

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money.  Borrow money from Silicon Valley Bank (“Bank”).
Execute Loan Documents.  Execute any loan documents Bank requires.
Grant Security.  Grant Bank a security interest in any of Borrower’s assets.
Negotiate Items.  Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.
Letters of Credit.  Apply for letters of credit from Bank.
Foreign Exchange Contracts.  Execute spot or forward foreign exchange contracts.
Further Acts.  Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5.  The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

ACTIVE POWER, INC.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.
                                         [print title]

By:
Name:
Title: